EXECUTION VERSION

SECURITY AGREEMENT

Dated as of November 10, 2010

And as amended and restated on December 4, 2013

From

The US Grantors referred to herein

as US Grantors

to

BANK OF AMERICA, N.A.

as the US Administrative Agent

i	Chemtura (Revolving Facility) US Security Agreement

Section 26. Continuing Security Interest; Assignments under the Credit Agreement	26

Section 27. Release; Termination	26

Section 28. Execution in Counterparts	26

Section 29. Governing Law	27

Section 30. Intercreditor Agreement.	27

Section 31. Amendment and Restatement	27

Schedules

Schedule I	-	Investment Property
Schedule II	-	Initial Pledged Deposit Accounts
Schedule III	-	[Intentionally Omitted]
Schedule IV	-	Intellectual Property
Schedule IV-A	-	Security Interests in Intellectual Property for Which a Release has Not Been Filed
Schedule V	-	Commercial Tort Claims
Schedule VI	-	Location, Chief Executive Office, Type of Organization, Jurisdiction of
Organization and Organizational Identification Number
Schedule VII	-	Changes in Name, Location, Etc.
Schedule VIII	-	[Intentionally Omitted]
Schedule IX	-	Letters of Credit

Exhibits

Exhibit A	-	Form of Second Lien Intellectual Property Security Agreement
Exhibit B	-	Form of Second Lien Intellectual Property Security Agreement Supplement
Exhibit C	-	Form of Security Agreement Supplement

ii	Chemtura (Revolving Facility) US Security Agreement

SECURITY AGREEMENT

SECURITY AGREEMENT dated November 10, 2010 (as amended and restated on December 4, 2013 and as further amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), made by Chemtura Corporation, a Delaware corporation (the “Company”), the other US Borrowers (as defined in the Credit Agreement referred to below) (together with the Company, the “Borrowers”) and each of the other Persons listed on the signature pages hereof (the Borrowers and the Persons so listed being, collectively, the “US Grantors”), to Bank of America, N.A., as the US Administrative Agent (in such capacity, together with any successor US Administrative Agent appointed pursuant to Article VII of the Credit Agreement (as hereinafter defined), the “US Administrative Agent”) for the US Secured Parties (as defined in the Credit Agreement).

PRELIMINARY STATEMENTS.

(1) The Company has entered into (a) a Senior Secured Revolving Facilities Credit Agreement dated as of November 10, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”) with the US Administrative Agent, the other agents named therein, and the Lender Parties from time to time party thereto and (b) a Security Agreement dated as of November 10, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Existing Security Agreement”) with the US Administrative Agent and the Subsidiaries of the Company named therein.

(2) As of the date hereof, each US Grantor is the owner of the shares of stock or other Equity Interests (the “Initial Pledged Equity”) set forth opposite such US Grantor’s name on and as otherwise described in Part I of Schedule I hereto and issued by the Persons named therein and of the indebtedness (the “Initial Pledged Debt”) set forth opposite such US Grantor’s name on and as otherwise described in Part II of Schedule I hereto and issued by the obligors named therein.

(3) As of the date hereof, each US Grantor is the owner of the deposit accounts (the “Initial Pledged Deposit Accounts”) set forth opposite such US Grantor’s name on Schedule II hereto.

(4) As of the date hereof, each US Grantor is the owner of the securities accounts set forth in Part III of Schedule I (the “Securities Accounts”).

(5) The parties to (a) the Existing Credit Agreement wish to amend and restate the Existing Credit Agreement in the form thereof effective as of the Effective Date (as defined in the amended and restated Credit Agreement, the “Credit Agreement”). It is a condition precedent to the effectiveness of the Credit Agreement that the Existing Security Agreement be amended and restated in the form hereof on or prior to the Effective Date. Each US Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents.

Chemtura (Revolving Facility) US Security Agreement

(6) Terms defined in the Credit Agreement or the Intercreditor Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement or the Intercreditor Agreement, as the context may require. Further, unless otherwise defined in this Agreement or in the Credit Agreement or the Intercreditor Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) and/or in the Federal Book Entry Regulations (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9 and/or in the Federal Book Entry Regulations. “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority. “Federal Book-Entry Regulations” means (A) the federal regulations contained in Subpart B (“Treasury/Reserve Automated Debt Entry System (TRADES)”) governing book-entry securities consisting of U.S. Treasury notes, bills and bonds and Subpart D (“Additional Provisions”) of 31 C.F.R. Part 357, 31 C.F.R. § 357.10 through § 357.15 and § 357.40 through § 357.45, including related defined terms in 31 C.F.R. § 357.2); and (B) to the extent substantially identical to the federal regulations referred to in clause (A) above, the federal regulations governing other book-entry securities.

NOW, THEREFORE, in consideration of the premises and in order to induce the US Lender Parties to continue to make Advances and issue Letters of Credit under the Credit Agreement, to induce the Cash Management Banks to continue to enter into Secured Cash Management Agreements from time to time, each US Grantor hereby agrees with the US Administrative Agent for the ratable benefit of the US Secured Parties as follows:

Section 1. Grant of Security. Each US Grantor hereby grants to the US Administrative Agent, for the ratable benefit of the US Secured Parties, a security interest in such US Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such US Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) all “equipment” as defined in the UCC (any and all such property being the “Equipment”);

(b) all “inventory” as defined in the UCC (any and all such property being the “Inventory”);

(c) all “general intangibles” as defined in the UCC (any and all such property being the “General Intangibles”);

(d) all “goods” as defined in the UCC (any and all such property being the “Goods”);

(e) all “accounts” as defined in the UCC (any and all such accounts and other obligations, to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables,” and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

2	Chemtura (Revolving Facility) US Security Agreement

(f) the following (the “Security Collateral”):

(i)          the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;

(ii)         the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(iii)        all additional shares of stock and other Equity Interests from time to time acquired by such US Grantor in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all warrants, rights or options issued thereon or with respect thereto;

(iv)        all additional indebtedness from time to time owed to such US Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

(v)         the Securities Accounts, all security entitlements with respect to all financial assets from time to time credited to the Securities Accounts, and all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or financial assets and all warrants, rights or options issued thereon or with respect thereto; and

(vi)        all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such US Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;

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(g) the following (collectively, the “Account Collateral”):

(i)          all deposit accounts (including the Initial Pledged Deposit Accounts) (the “Pledged Deposit Accounts”, it being understood that the Pledged Deposit Accounts shall not include the Excluded Accounts (as defined below)), and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Accounts;

(ii)         all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the US Administrative Agent, the Foreign Administrative Agent or the Term Facility Agent for or on behalf of such US Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii)        all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

(h) the following (collectively, the “Intellectual Property Collateral”):

(i)          all patents, patent applications, utility models and statutory invention registrations, together with all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii)         all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, fictitious business names, corporate names, certification marks, collective marks and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in any United States intent-to-use trademark application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability, or result in the voiding, of such application or any registration that issues from such application under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii)        all copyrights (whether or not the underlying works of authorship have been published), including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

4	Chemtura (Revolving Facility) US Security Agreement

(iv)        all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v)         all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

(vi)        all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule IV hereto, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(vii)       all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such US Grantor accruing thereunder or pertaining thereto;

(viii)      all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such US Grantor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth in Schedule IV hereto (“IP Agreements”);

(ix)         all tangible embodiments of any of the foregoing; and

(x)          any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(i) the commercial tort claims described in Schedule V hereto (together with any commercial tort claims as to which the US Grantors have complied with the requirements of Section 17, the “Commercial Tort Claims Collateral”);

(j) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such US Grantor pertaining to any of the Collateral; and

5	Chemtura (Revolving Facility) US Security Agreement

(k) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (j) of this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the US Administrative Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash;

provided that:

(1) the Collateral shall not include any rights or interests of a US Grantor in any joint venture if, and to the extent that, under applicable law or the terms of the applicable contract with respect thereto, the valid grant of a security interest or other Lien therein hereunder is prohibited and such prohibition has not been or is not waived, or the consent of each other party to such contract has not been or is not otherwise obtained, or under applicable law such prohibition cannot be waived, provided that the foregoing exclusion under this clause (1) shall in no way be construed (i) to apply if any such prohibition is ineffective or unenforceable under the UCC (including Sections 9-406, 9-407, 9-408 or 9-409) or any other applicable law or (ii) so as to limit, impair or otherwise affect the US Administrative Agent’s unconditional continuing security interest in and Lien upon any rights or interests of any US Grantor in or to monies due or to become due under any such contract; provided further that, if, as a result of any change in applicable law or the terms of the applicable contract with respect thereto or in any other circumstance, the grant of such a security interest or other Lien is no longer so prohibited, then this clause (1) shall, immediately upon the change in such laws or circumstance, no longer exclude such rights or interests from the Collateral;

(2) solely to the extent and only for so long as the pledge by any US Grantor of more than 65% of the Voting Foreign Stock in a CFC under this Agreement to the US Administrative Agent on behalf of the US Secured Parties would result in material adverse tax consequences to the Company, the Collateral shall not include any Equity Interests in any CFC (or any Equity Interests in any entity that is treated as a partnership or a disregarded entity for United States federal income tax purposes and in each case whose assets are solely Equity Interests in CFCs (a “Flow-Through Entity”) that own, directly or indirectly through one or more other Flow-Through Entities, Equity Interests in any CFCs) owned or otherwise held by such US Grantor which, when aggregated with all of the other Equity Interests in such CFC (or Flow-Through Entity) pledged by any US Grantor, would result (or would be deemed to result for United States federal income tax purposes) in more than 65% of the total combined voting power of all classes of stock in a CFC entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Internal Revenue Code) (the “Voting Foreign Stock”) (on a fully diluted basis) being pledged to the US Administrative Agent, on behalf of the US Secured Parties, under this Agreement (provided that all of the shares of stock in a Foreign Subsidiary not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Internal Revenue Code) (the “Non-Voting Foreign Stock”) shall be Collateral pledged by each of the US Grantors that owns or otherwise holds any such Non-Voting Foreign Stock therein); provided further that, if, as a result of any change in the tax laws of the United States of America after the date of this Agreement or in any other circumstance, the pledge by such US Grantor of any additional shares of stock in any such Foreign Subsidiary to the US Administrative Agent, on behalf of the US Secured Parties, under this Agreement would not result in material adverse tax consequences to the Company, then this clause (2) shall, immediately upon the change in such laws or circumstance, no longer exclude such additional shares of stock from the Collateral;

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(3) the Collateral shall not include any property or asset to the extent that the grant of a Lien hereunder in such property or asset is prohibited by applicable law or requires any consent of any governmental authority not obtained pursuant to applicable law; provided that such property or asset will be excluded from the Collateral only to the extent and for so long as the consequences specified above will result and will be included in the Collateral and will become subject to the Lien granted hereunder, immediately and automatically, at such time as such consequences will no longer result;

(4) the Collateral shall not include any lease, license, contract, property right or agreement to which any US Grantor is a party or any of its rights or interests thereunder only to the extent and only for so long as the grant of a Lien hereunder will constitute or result in a breach, termination or default under or requires any consent not obtained under any such lease, license, contract, agreement or property right (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided that such lease, license, contract, property right or agreement will be excluded from the Collateral only to the extent and for so long as the consequences specified above will result and will be included in the Collateral and will become subject to the Lien granted hereunder, immediately and automatically, at such time as such consequences will no longer result; and

(5) the Collateral shall not include any motor vehicles, vessels and aircraft, or other property subject to a certificate of title statute of any jurisdiction.

Section 2. Security for Obligations. This Agreement secures, in the case of each US Grantor, the payment of all US Obligations of each US Loan Party or Subsidiary of a US Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, the US Secured Cash Management Agreements, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such US Obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, this Agreement secures, as to each US Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by any US Loan Party or Subsidiary of a US Loan Party to any US Secured Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a US Loan Party or Subsidiary of a US Loan Party.

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Section 3. US Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each US Grantor shall remain liable under the contracts and agreements included in such US Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the US Administrative Agent of any of the rights hereunder shall not release any US Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no US Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any US Secured Party be obligated to perform any of the obligations or duties of any US Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. Delivery and Control of Security Collateral. (a) All certificates or instruments representing or evidencing Security Collateral (except any certificate or instrument the principal amount evidenced thereby does not exceed $1,000,000 individually and $10,000,000 in the aggregate (for any and all certificates and instruments held by any and all US Grantors)) shall be delivered promptly to and held by or on behalf of the US Administrative Agent pursuant hereto (unless the Term Facility Agent is granted a prior security interest in such certificates and instruments and the same are required to be delivered (and are so delivered) to the Term Facility Agent) and shall be accompanied by duly executed instruments of transfer or assignment in blank. The US Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations to the extent the relevant US Grantor can obtain such certificates with the exercise of commercially reasonable efforts.

(b) From and after the date falling 60 days after the date hereof (or such later date as the US Administrative Agent may reasonably determine), with respect to any Securities Account (other than any Excluded Account (as defined below)) and any Security Collateral that constitutes a security entitlement as to which the financial institution acting as US Administrative Agent hereunder is not the securities intermediary, the relevant US Grantor will cause the securities intermediary with respect to such Securities Account or security entitlement either (i) to identify in its records the US Administrative Agent as the entitlement holder thereof (unless the Term Facility Agent is granted a prior security interest in such security entitlement and such US Grantor is required to cause (and has so caused) such securities intermediary to identify in its records the Term Facility Agent as the entitlement holder thereof) or (ii) to execute and deliver to the US Administrative Agent a control agreement, such agreement to be in form and substance reasonably satisfactory to the US Administrative Agent (a “Securities Account Control Agreement”).

(c) Subject to the Intercreditor Agreement, the US Administrative Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default, (i) in its discretion and without notice to any US Grantor, to transfer to or to register in the name of the US Administrative Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 14(a) and (ii) to convert Security Collateral consisting of financial assets credited to any Securities Account to Security Collateral consisting of financial assets held directly by the US Administrative Agent, and to convert Security Collateral consisting of financial assets held directly by the US Administrative Agent to Security Collateral consisting of financial assets credited to any Securities Account.

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(d) Upon the request of the US Administrative Agent following the occurrence and during the continuance of an Event of Default, each US Grantor will notify each issuer of Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.

Section 5. Maintaining the Account Collateral. So long as Discharge shall not have occurred,

(a) From and after the date falling 60 days after the date hereof (or such later date as the US Administrative Agent may reasonably determine), each US Grantor (other than for the 30 days (or such later date as the US Administrative Agent may reasonably determine) following the date an entity becomes an Additional US Grantor hereunder as referenced in Section 5.01(k) of the Credit Agreement) will maintain deposit accounts (other than Excluded Accounts) only with the financial institution acting as US Administrative Agent hereunder or with a bank (a “Pledged Account Bank”) that has executed and delivered to the US Administrative Agent a control agreement, such agreement to be in form and substance reasonably satisfactory to the US Administrative Agent (a “Deposit Account Control Agreement”). “Excluded Accounts” means (i) payroll accounts, (ii) trust accounts, (iii) escrow accounts or security deposits established pursuant to statutory obligations or for the payment of taxes or holding funds in trust for third parties not affiliated with the Company in the ordinary course of business or in connection with acquisitions, investments or dispositions permitted under the Credit Agreement, (iv) deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (v) reserve accounts expressly contemplated under the Plan and/or Disclosure Statement (including, but not limited to reserves expressly contemplated under the Plan and/or Disclosure Statement for diacetyl claims and environmental claims, and escrow accounts established pursuant to contractual obligations to third parties not affiliated with the Company for casualty payments and insurance proceeds), and (vi) deposit accounts with an aggregate balance of no more than $500,000 at any time.

(b) Subject to the Intercreditor Agreement, the US Administrative Agent may, at any time and without notice to, or consent from, the US Grantor, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts to satisfy the Secured Obligations then due and owing if an Event of Default shall have occurred and be continuing.

Section 6. [Reserved].

Section 7. [Reserved].

Section 8. Representations and Warranties. Each US Grantor represents and warrants as follows:

(a) As of the date hereof, such US Grantor’s exact legal name, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule VI hereto.

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(b) Such US Grantor is the legal or beneficial owner of, or has a license or, to the knowledge of such US Grantor, other right to use, the Collateral granted or purported to be granted by it free and clear of any Lien, claim, option or, to the knowledge of such US Grantor, right of others, except for the security interest created under this Agreement and Liens, claims, options or rights of others permitted under the Credit Agreement (including, without limitation, the Liens held by the Term Facility Secured Parties and the Foreign Secured Parties). Except as set forth on Schedule IV-A with respect to the filings at the U.S. Patent and Trademark Office or the U.S. Copyright Office relating to Debt that has been discharged and repaid in full, no effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such US Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the US Administrative Agent relating to the Loan Documents or as otherwise permitted under the Credit Agreement (including, without limitation, the Liens held by the Term Facility Secured Parties and by the Foreign Secured Parties).

(c) [Intentionally Omitted].

(d) None of the Receivables is evidenced by a promissory note or other instrument that has not been delivered to the US Administrative Agent (except to the extent the principal amount of any such promissory note or instrument does not exceed $1,000,000 individually and $10,000,000 in the aggregate (for any and all such promissory notes and instruments held by any and all US Grantors), and except for any such promissory note or other instrument that is required to be delivered and has been so delivered to the Term Facility Agent).

(e) If such US Grantor is an issuer of Security Collateral, such US Grantor confirms that it has received notice of the security interest granted hereunder.

(f) The Pledged Equity pledged by such US Grantor hereunder which is issued by a Subsidiary of such US Grantor has been duly authorized and validly issued and in the case of capital stock, is fully paid and non-assessable. With respect to any Pledged Debt evidenced by one or more promissory notes, US Grantor has complied with Section 4(a).

(g) As of the date hereof, the Initial Pledged Equity pledged by such US Grantor constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule I hereto. As of the date hereof, to the knowledge of each US Grantor, the Initial Pledged Debt constitutes all of the outstanding indebtedness evidenced as of the date hereof by any promissory note or instrument owed to such US Grantor by the issuers thereof (except to the extent the principal amount of any such indebtedness does not exceed $1,000,000 individually and $10,000,000 in the aggregate (for any and all such indebtedness owing to any and all US Grantors), as set forth in Schedule I hereto.

(h) As of the date hereof, the Initial Pledged Equity set forth on Schedule I hereto are all Equity Interests held by any US Grantor in other Subsidiaries or joint ventures.

(i) [Intentionally Omitted].

(j) [Intentionally Omitted].

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(k) Such US Grantor is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule IX hereto and additional letters of credit as to which such US Grantor has complied with the requirements of Section 16.

(l) This Agreement creates in favor of the US Administrative Agent for the benefit of the US Secured Parties (i) a valid security interest in the Collateral granted by such US Grantor, securing the payment of the Secured Obligations; (ii) subject to the filing of the financing statements under the UCC (including payment of any applicable fees in connection therewith) in the applicable filing office, a perfected security interest in the Collateral in which a security interest may be perfected by filing, recording or registering a financing statement pursuant to the UCC (such financing statements having been delivered to the US Administrative Agent in completed and duly authorized form); (iii) subject to the filing of the Intellectual Property Security Agreements referred to in Section 13(f) (including payment of any applicable fees in connection therewith), a perfected security interest in all Intellectual Property Collateral in which a security interest may be perfected upon the receipt and recording of such fully executed agreements with the United States Copyright Office or the United States Patent and Trademark Office, as applicable; provided, however, that additional filings may be required to perfect the US Administrative Agent’s security interest in any Intellectual Property Collateral acquired after the date hereof; and (iv) in the case of all certificated Pledged Equity and Pledged Debt, subject to the delivery thereof to the US Administrative Agent, the Foreign Administrative Agent or the Term Facility Agent (as the case may be) of such consisting of instruments and certificates (in each case properly endorsed for transfer to the US Administrative Agent or in blank), a perfected security interest in such certificated Pledge Equity to the extent it is a certificated security and Pledged Debt. All such perfected security interests are first priority, except (i) as otherwise specified in the Intercreditor Agreement and (ii) for Permitted Liens.

(m) As of the date hereof, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such US Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such US Grantor, (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest in the Revolving Facility Collateral and the second priority nature of such security interest in the Term Facility Collateral), except for (A) the filing of financing and continuation statements under the UCC, which financing statements shall be duly filed and are in full force and effect, (B) the recordation of the Intellectual Property Security Agreements referred to in Section 13(f) with the U.S. Patent and Trademark Office and the U.S. Copyright Office and (C) the actions described in Section 4 with respect to the Security Collateral, which actions have been taken and are in full force and effect, or (iii) the exercise by the US Administrative Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

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(n) Each US Grantor has taken reasonable steps to assure that all Inventory has been produced in compliance in all material respects with the Fair Labor Standards Act and, to the extent non-compliance therewith could reasonably be expected to have a Material Adverse Effect, all other Applicable Laws.

(o) As to itself and its Intellectual Property Collateral:

(i)          Except where it would not reasonably be expected to have a Material Adverse Effect, the operation of such US Grantor’s business as currently conducted and the use of the Intellectual Property Collateral in connection therewith do not, to the knowledge of such US Grantor, conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party.

(ii)         Except where it would not reasonably be expected to have a Material Adverse Effect, such US Grantor is the exclusive owner of all right, title and interest in and to its Intellectual Property Collateral (other than IP Agreements), and is entitled to use all such Intellectual Property Collateral in connection with its business as currently conducted subject only to the terms of the IP Agreements and applicable law.

(iii)        The Intellectual Property Collateral set forth on Schedule IV hereto includes all of the U.S. and non-U.S. patents, patent applications, trademark and service mark registrations and applications, copyright registrations and applications and material IP Agreements (other than off-the-shelf licenses for computer software) owned by such US Grantor as of the date hereof.

(iv)        Except where it would not reasonably be expected to have a Material Adverse Effect, (A) the Intellectual Property Collateral set forth on Schedule IV hereto is subsisting and the Intellectual Property Collateral has not been adjudged invalid or unenforceable in whole or part, and to such US Grantor’s knowledge, is valid and enforceable, and (B) such US Grantor is not aware of any uses of any item of Intellectual Property Collateral that would reasonably be expected to lead to such item becoming invalid or unenforceable.

(v)         Except for any Intellectual Property Collateral, the loss of which would not reasonably be expected to have a Material Adverse Effect, such US Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest in the material registered Intellectual Property Collateral in full force and effect, and to protect and maintain its interest therein including, without limitation, recordations of any of its interests in the Patents and Trademarks with the U.S. Patent and Trademark Office and in corresponding national and international trademark and patent offices, and recordation of any of its interests in the Copyrights with the U.S. Copyright Office and in corresponding national and international copyright offices. Except where it would not reasonably be expected to have a Material Adverse Effect, such US Grantor has used proper statutory notice in connection with its use of each patent, trademark and copyright included in the Intellectual Property Collateral.

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(vi)        No claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or, threatened in writing against such US Grantor (i) challenging such US Grantor’s rights in or use of any of the Intellectual Property Collateral, (ii) alleging that the US Grantor’s rights in or use of the Intellectual Property Collateral or that any services provided by, processes used by, or products manufactured or sold by, such US Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or other proprietary or intellectual property right of any third party, or (iii) alleging that the Intellectual Property Collateral is being licensed or sublicensed by such US Grantor in violation or contravention of the terms of any license or other agreement, which in each case would reasonably be expected to have a Material Adverse Effect. Except where it would not reasonably be expected to have a Material Adverse Effect, to the knowledge of such US Grantor, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates such US Grantor’s rights in any Intellectual Property Collateral. Except where it would not reasonably be expected to have a Material Adverse Effect, such US Grantor has not granted any license, release, covenant not to sue, non-assertion assurance, or other right to any Person with respect to any part of the Intellectual Property Collateral. The consummation of the transactions contemplated by the Transaction Documents will not result in the termination or impairment of any of the material Intellectual Property Collateral.

(vii)       Except where it would not reasonably be expected to have a Material Adverse Effect, with respect to each IP Agreement: (A) such IP Agreement is valid and binding and in full force and effect and represents the entire agreement between such US Grantor and, to such US Grantor’s knowledge, the other parties thereto with respect to the subject matter thereof; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such US Grantor has not received any notice of termination or cancellation under such IP Agreement; (D) such US Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured; (E) such US Grantor has not granted to any other third party (other than the Term Facility Agent and the Foreign Administrative Agent) any rights, adverse or otherwise, under such IP Agreement, except duly authorized sublicenses and as permitted under the Loan Documents; and (F) neither such US Grantor nor, to such US Grantor’s knowledge, any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

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(viii)      Except where it would not reasonably be expected to have a Material Adverse Effect, (A) none of the Trade Secrets of such US Grantor have been used, divulged, disclosed or appropriated to the detriment of such US Grantor for the benefit of any other Person other than such US Grantor; (B) no employee, independent contractor or agent of such US Grantor has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such US Grantor; and (C) no employee, independent contractor or agent of such US Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such US Grantor’s rights in any Intellectual Property Collateral.

(ix)         Except where it would not reasonably be expected to have a Material Adverse Effect, no US Grantor or Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.

(p) Such US Grantor has no commercial tort claim which might reasonably be expected to result in awarded damages (except to the extent the amount thereof (less any and all legal and other expenses incurred or in good faith expected to be incurred by such US Grantor) does not exceed $1,000,000 individually and $10,000,000 in the aggregate (for any and all such commercial tort claims held by any and all US Grantors)) other than those listed in Schedule V hereto and additional commercial tort claims as to which such US Grantor has complied with the requirements of Section 17.

Section 9. Further Assurances. (a) Except to the extent the obligation to take an action requested pursuant to this Section is contained in another provision of the Loan Documents and such other provision contains an express time period for meeting such obligation and/or expressly limits the scope of such obligation, each US Grantor agrees that from time to time, at the expense of such US Grantor, such US Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the US Administrative Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such US Grantor hereunder in the United States or to enable the US Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such US Grantor; provided that no such action shall be required to the extent that the Company and the US Administrative Agent reasonably agree that the cost of such action is materially excessive in relation to the benefit afforded the Secured Parties. Without limiting the generality of the foregoing (but subject to the proviso in the preceding sentence), each US Grantor will promptly with respect to Collateral of such US Grantor: (i) at the request of the US Administrative Agent during the continuance of any Event of Default, mark conspicuously each document included in Inventory, each chattel paper included in Receivables, each Related Contract and each of its records pertaining to such Collateral with a legend, in form and substance reasonably satisfactory to the US Administrative Agent, indicating that such document, chattel paper, Related Contract or Collateral is subject to the security interest granted hereby; (ii) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper (except to the extent the principal face amount of such promissory note or other instrument or chattel paper does not exceed $1,000,000 individually and $10,000,000 in the aggregate (for any and all such promissory notes, instruments and chattel paper owing to any and all US Grantors)), deliver and pledge to the US Administrative Agent (unless such promissory note or other instrument or chattel paper is required to be delivered and has been so delivered to the Term Facility Agent pursuant to the Intercreditor Agreement) such promissory note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the US Administrative Agent; (iii) file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the US Administrative Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such US Grantor hereunder in the United States; and (iv) deliver to the US Administrative Agent evidence that all other actions that the US Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such US Grantor under this Agreement in the United States has been taken; provided that no such action shall be required to the extent that the Company and the US Administrative Agent reasonably agree that the cost of such action is materially excessive in relation to the benefit afforded the US Secured Parties.

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(b) Each US Grantor hereby authorizes the US Administrative Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all or any assets or all or any personal property (or words of similar effect) of such US Grantor, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement (it being understood that the US Administrative Agent may file separate financing statements covering the Revolving Facility Collateral and the Term Facility Collateral to reflect the different priorities of its Liens thereon relative to the Liens held by the Foreign Secured Parties and the Term Facility Secured Parties). A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(c) Each US Grantor will furnish to the US Administrative Agent from time to time statements and schedules further identifying and describing the Collateral of such US Grantor and such other reports in connection with such Collateral as the US Administrative Agent may reasonably request, all in reasonable detail.

Section 10. [Reserved].

Section 11. Insurance. (a) Each policy of each US Grantor for liability insurance and property damage insurance shall provide for all losses to be paid on behalf of the US Administrative Agent and such US Grantor as their interests may appear. Each such policy shall in addition (i) name such US Grantor and the US Administrative Agent as insured parties or as loss payees thereunder (without any representation or warranty by or obligation upon the US Administrative Agent) as their interests may appear, (ii) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the US Administrative Agent by the insurer and (iii) provide that there shall be no recourse against the US Administrative Agent for payment of premiums or other amounts with respect thereto.

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(b) Reimbursement under any liability insurance maintained by any US Grantor pursuant to this Section 11 may be paid directly to the Person who shall have incurred liability covered by such insurance.

Section 12. Post-Closing Changes; Collections on Receivables and Related Contracts. (a) No US Grantor will change its name, type of organization, jurisdiction of organization or organizational identification number from those set forth in Section 8(a) of this Agreement without taking all action reasonably required by the US Administrative Agent for the purpose of perfecting or protecting the security interest granted by this Agreement in the United States (and such US Grantor shall provide notice to the US Administrative Agent within 30 days of any such change). Each US Grantor will hold and preserve its material records relating to the Collateral, including, without limitation, the Related Contracts, and will permit representatives of the US Administrative Agent at any time subject to reasonable notice and during normal business hours to inspect and make abstracts from such records and other documents. If any US Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the US Administrative Agent of such organizational identification number.

(b) Except as otherwise provided in this subsection (b), each US Grantor will be entitled to continue to collect, at its own expense, all amounts due or to become due such US Grantor under the Receivables and Related Contracts. In connection with such collections, such US Grantor may take such action as such US Grantor may deem necessary or advisable to enforce collection of Receivables and Related Contracts; provided, however, that the US Administrative Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon three (3) Business Days’ prior written notice to such US Grantor of its intention to do so, to notify the Obligors under any Receivables and Related Contracts of the assignment of such Receivables and Related Contracts to the US Administrative Agent and to direct such Obligors to make payment of all amounts due or to become due to such US Grantor thereunder directly to the US Administrative Agent and, upon such notification and at the expense of such US Grantor, to enforce collection of any such Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such US Grantor might have done, and to otherwise exercise all rights with respect to such Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by any US Grantor of the notice from the US Administrative Agent referred to in the proviso to the preceding sentence and so long as an Event of Default has occurred and is continuing, (i) all amounts and proceeds (including, without limitation, instruments) received by such US Grantor in respect of the Receivables and Related Contracts of such US Grantor shall be received in trust for the benefit of the US Administrative Agent hereunder, shall be segregated from other funds of such US Grantor and shall be forthwith paid over to the US Administrative Agent in the same form as so received (with any necessary indorsement) to be deposited in the US Administrative Agent’s Office and applied as provided in Section 22(b) and (ii) such US Grantor will not, other than in the ordinary course, adjust, settle or compromise the amount or payment of any Receivable or amount due on any Related Contract, release wholly or partly any Obligor thereof or allow any credit or discount thereon. If any amounts or proceeds shall have been deposited in the US Administrative Agent’s Office pursuant to clause (i) of this subsection (b) and shall not have been applied as provided in Section 22(b), at such time as no Event of Default shall then be continuing, the US Administrative Agent shall release such remaining amounts or proceeds to the applicable US Grantor. No US Grantor will permit or consent, other than in the ordinary course, to the subordination of its right to payment under any of the Receivables and Related Contracts to any other indebtedness or obligations of the Obligor thereof.

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Section 13. As to Intellectual Property Collateral. (a) Unless such Loan Party shall have previously determined that the loss of such Intellectual Property would not reasonably be expected to have a Material Adverse Effect, with respect to each item of its Intellectual Property Collateral, each US Grantor agrees to take, at its expense, all commercially reasonable steps, including, without limitation, as such US Grantor deems appropriate under the circumstances in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other United States governmental authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such US Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. Except to the extent permitted by the Credit Agreement, no US Grantor shall, without the written consent of the US Administrative Agent, sell, assign, convey, transfer, discontinue use of, permit to lapse, or otherwise abandon any Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless such US Grantor shall have previously determined that the loss of such Intellectual Property Collateral would not reasonably be expected to have a Material Adverse Effect.

(b) If the result of such abandonment, invalidity, unenforceability, determination or any other action would reasonably be expected to have a Material Adverse Effect, each US Grantor agrees promptly to notify the US Administrative Agent if such US Grantor becomes aware (i) that any item of the Intellectual Property Collateral may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such US Grantor’s ownership of any item of Intellectual Property Collateral or its right to register any patent, trademark or copyright included in the Intellectual Property Collateral or to keep and maintain and enforce any issued patent or patent application or any registration or application for any trademark or copyright, or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of the Intellectual Property Collateral.

(c) In the event that any US Grantor becomes aware that any item of the Intellectual Property Collateral is being infringed, misappropriated, diluted or otherwise violated by a third party, and such infringement or misappropriation would reasonably be expected to result in a Material Adverse Effect, such US Grantor shall promptly notify the US Administrative Agent and shall take all commercially reasonable actions, at its expense, to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

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(d) Each US Grantor shall use proper statutory notice in connection with its use of registered trademarks, proper marking practices in connection with its use of patents, and appropriate notice of copyright in connection with the publication of copyrights, in each case, that are included in the Intellectual Property Collateral, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. No US Grantor shall do or permit any act or knowingly omit to do any act whereby any of the Intellectual Property Collateral may lapse or become invalid or unenforceable or placed in the public domain, except where such loss of rights in such Intellectual Property Collateral would not reasonably be expected to result in a Material Adverse Effect.

(e) Each US Grantor shall take all commercially reasonable steps to preserve and protect each item of its Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking reasonable steps to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

(f) Within 60 days after the date hereof, with respect to the Intellectual Property Collateral set forth on Schedule IV (to the extent still owned by a US Grantor on such date), each US Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit A hereto (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the US Administrative Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office and the U.S. Copyright Office.

(g) Each US Grantor agrees that should it obtain or otherwise acquire an ownership interest in any item of the type set forth in Section 1(h) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. Within thirty (30) days of the end of each fiscal quarter of the Company, each US Grantor shall give written notice to the US Administrative Agent identifying the After-Acquired Intellectual Property that is the subject of registrations or applications for registration thereof acquired during such fiscal quarter, and such US Grantor shall execute and deliver to the US Administrative Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit B hereto (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property, which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office or the U.S. Copyright Office as necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

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Section 14. Voting Rights; Dividends; Etc.(a) So long as no Event of Default shall have occurred and be continuing:

(i)          Each US Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such US Grantor or any part thereof for any purpose.

(ii)         Each US Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such US Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that if any Event of Default has occurred and is continuing, any and all

(A) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

(B) dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus and

(C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral shall be, and shall be forthwith delivered to the US Administrative Agent (unless such cash is required to be delivered and has been so delivered to the Term Facility Agent pursuant to the Intercreditor Agreement) to hold as, Security Collateral and shall, if received by such US Grantor, be received in trust for the benefit of the US Administrative Agent, be segregated from the other property or funds of such US Grantor and be forthwith delivered to the US Administrative Agent (unless such cash is required to be delivered and has been so delivered to the Term Facility Agent pursuant to the Intercreditor Agreement) as Security Collateral in the same form as so received (with any necessary indorsement).

(iii)        Subject to the Intercreditor Agreement, the US Administrative Agent will execute and deliver (or cause to be executed and delivered) to each US Grantor all such proxies and other instruments as such US Grantor may reasonably request for the purpose of enabling such US Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default and upon notice to the US Grantors by the US Administrative Agent under this Section 14(b):

(i)          All rights of each US Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 14(a)(i) shall, upon notice to such US Grantor by the US Administrative Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 14(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the US Administrative Agent, which shall thereupon so long as an Event of Default shall have occurred and be continuing have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

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(ii)         All dividends, interest and other distributions that are received by any US Grantor contrary to the provisions of paragraph (i) of this Section 14(b) shall, so long as an Event of Default shall have occurred and be continuing, be received in trust for the benefit of the US Administrative Agent, shall be segregated from other funds of such US Grantor and shall be forthwith paid over to the US Administrative Agent (unless such dividends, interest and other distributions are required to be delivered and have been so delivered to the Term Facility Agent) as Security Collateral in the same form as so received (with any necessary indorsement).

(c) Nothing in this Section 14 shall be construed to prohibit any US Grantor from taking any action with respect to any intra-group Debt owed among the Company and its Subsidiaries after an Event of Default as permitted by Section 5.02(j) of the Credit Agreement.

Section 15. [Reserved].

Section 16. As to Letter-of-Credit Rights. (a) Each US Grantor, by granting a security interest in its Receivables consisting of letter-of-credit rights to the US Administrative Agent, intends to (and hereby does) assign to the US Administrative Agent its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of any letter of credit (except for any letter of credit the face amount of which does not exceed $1,000,000 individually and $10,000,000 in the aggregate (for any and all such letters of credit issued for the benefit of any and all US Grantors)) of which it is or hereafter becomes a beneficiary or assignee. Each US Grantor will promptly use commercially reasonable efforts to cause the issuer of each letter of credit (except for any letter of credit the face amount of which does not exceed $1,000,000 individually and $10,000,000 in the aggregate (for any and all such letters of credit issued for the benefit of any and all US Grantors)) of which any US Grantor is or hereafter becomes a beneficiary or assignee and each nominated person (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent in form and substance reasonably satisfactory to the US Administrative Agent (with provisions necessary to reflect the Term Facility Agent’s prior security interest therein pursuant to the Intercreditor Agreement if the Term Facility Agent is required to be assigned (and has been assigned) the proceeds thereof pursuant to a prior security interest therein in accordance with the Intercreditor Agreement) and deliver written evidence of such consent to the US Administrative Agent.

(b) Upon the occurrence and during the continuance of an Event of Default, each US Grantor will, promptly upon request by the US Administrative Agent, (i) notify (and such US Grantor hereby authorizes the US Administrative Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of any letter of credit (except for any letter of credit the face amount of which does not exceed $1,000,000 individually and $10,000,000 in the aggregate (for any and all such letters of credit issued for the benefit of any and all US Grantors)) of which it is or hereafter becomes a beneficiary or assignee that the proceeds thereof have been assigned to the US Administrative Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the US Administrative Agent or its designee and (ii) use commercially reasonable efforts to arrange for the US Administrative Agent (unless the Term Facility Agent is required to become (and has become) the transferee beneficiary thereof pursuant to a prior security interest therein pursuant to the Intercreditor Agreement) to become the transferee beneficiary of such letter of credit.

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Section 17. Commercial Tort Claims. Each US Grantor will give notice to the US Administrative Agent within forty-five (45) days of a Responsible Officer obtaining knowledge that such US Grantor has any commercial tort claim that such Responsible Officer believes would reasonably be expected to result in awarded damages (except to the extent such Responsible Officer believes in good faith that the amount thereof (less any and all legal and other expenses incurred or reasonably expected to be incurred by such US Grantor) does not exceed $1,000,000 individually and $10,000,000 in the aggregate (for any and all such commercial tort claims held by any and all US Grantors) that any US Grantor may become aware of after the date hereof and will promptly thereafter execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such commercial tort claim to the security interest created under this Agreement.

Section 18. Transfers and Other Liens. (a) Each US Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such US Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.

Section 19. US Administrative Agent Appointed Attorney in Fact. Each US Grantor hereby irrevocably appoints the US Administrative Agent such US Grantor’s attorney in fact, with full authority in the place and stead of such US Grantor and in the name of such US Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the US Administrative Agent’s discretion, to take any action and to execute any instrument that the US Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to obtain and adjust insurance required to be paid to the US Administrative Agent pursuant to Section 11,

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

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(d) to file any claims or take any action or institute any proceedings that the US Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the US Administrative Agent with respect to any of the Collateral.

Section 20. US Administrative Agent May Perform. If any US Grantor fails to perform any agreement contained herein related to the Lien and security interest granted hereunder in the Collateral, the US Administrative Agent may, as the US Administrative Agent deems reasonably necessary to protect the security interest granted hereunder in the Collateral or to protect the value thereof, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the US Administrative Agent incurred in connection therewith shall be payable by such US Grantor under Section 23.

Section 21. The US Administrative Agent’s Duties. (a) The powers conferred on the US Administrative Agent hereunder are solely to protect the US Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the US Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any US Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The US Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b) Anything contained herein to the contrary notwithstanding, the US Administrative Agent may from time to time, when the US Administrative Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the US Administrative Agent hereunder with respect to all or any part of the Collateral. In the event that the US Administrative Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each US Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the US Administrative Agent, for the ratable benefit of the US Secured Parties, as security for the Secured Obligations of such US Grantor, (ii) such Subagent shall automatically be vested, in addition to the US Administrative Agent, with all rights, powers, privileges, interests and remedies of the US Administrative Agent hereunder with respect to such Collateral, and (iii) the term “US Administrative Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the US Administrative Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the US Administrative Agent.

Section 22. Remedies. Subject to the Intercreditor Agreement, if any Event of Default shall have occurred and be continuing:

22	Chemtura (Revolving Facility) US Security Agreement

(a) The US Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each US Grantor to, and each US Grantor hereby agrees that it will at its expense and upon request of the US Administrative Agent forthwith, assemble all or part of the Collateral as directed by the US Administrative Agent and make it available to the US Administrative Agent at a place and time to be designated by the US Administrative Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the US Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the US Administrative Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the US Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such US Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the US Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such US Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each US Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such US Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The US Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The US Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Any cash held by or on behalf of the US Administrative Agent and all cash proceeds received by or on behalf of the US Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the US Administrative Agent, be held by the US Administrative Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the US Administrative Agent pursuant to Section 23) in whole or in part by the US Administrative Agent for the ratable benefit of the US Secured Parties against, all or any part of the Secured Obligations, in the manner described in Section 6.03 of the Credit Agreement.

(c) [Intentionally Omitted].

(d) After the occurrence and during the continuance of any Event of Default, the US Administrative Agent may, without notice to any US Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

23	Chemtura (Revolving Facility) US Security Agreement

(e) In the event of any sale or other disposition of any of the Intellectual Property Collateral owned by any US Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such US Grantor shall supply to the US Administrative Agent or its designee such US Grantor’s know-how and expertise, and documents and things relating to any such Intellectual Property Collateral subject to such sale or other disposition, and such US Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such US Grantor.

(f) Upon the occurrence and during the continuance of any Event of Default, for the purpose of enabling the US Administrative Agent to exercise rights and remedies under this Section 22, each US Grantor hereby grants to the US Administrative Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such US Grantor), subject, in the case of Trademarks, to reasonable rights of such US Grantor to quality control and inspection to avoid the risk of invalidation of the applicable Trademarks, to assign, use, license or sublicense any of the Intellectual Property Collateral now owned or hereafter developed, created, or acquired by such US Grantor, wherever the same may be located, subject to any restrictions contained in any IP Agreements. The foregoing license includes access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

Section 23. Indemnity and Expenses. (a) Each US Grantor agrees, to the fullest extent permitted by law, to indemnify and hold harmless each US Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay within ten (10) Business Days of written demand, any and all claims, damages, losses, liabilities and reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. This Section 23(a) shall not apply with respect to Taxes, other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) Each US Grantor will upon demand pay to the US Administrative Agent the amount of any and all reasonable and documented out-of-pocket expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the US Administrative Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such US Grantor, (iii) the exercise or enforcement of any of the rights of the US Administrative Agent or the other US Secured Parties hereunder or (iv) the failure by such US Grantor to perform or observe any of the provisions hereof.

24	Chemtura (Revolving Facility) US Security Agreement

Section 24. Amendments; Waivers; Additional US Grantors; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any US Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the US Grantors and the US Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the US Administrative Agent or any other US Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit C hereto (each a “Security Agreement Supplement”), such Person shall be referred to as an “Additional US Grantor” and shall be and become a US Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “US Grantor” shall also mean and be a reference to such Additional US Grantor, each reference in this Agreement and the other Loan Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional US Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.

Section 25. Notices, Etc. All notices and other communications provided for hereunder shall be either (i) in writing (including telegraphic, telecopier or telex communication) and mailed, telegraphed, telecopied, telexed or otherwise delivered or (ii) by electronic mail (if electronic mail addresses are designated as provided below) confirmed immediately in writing, in the case of the Company or the US Administrative Agent, addressed to it at its address specified in the Credit Agreement and, in the case of each US Grantor other than the Company, addressed to it at its address set forth opposite such US Grantor’s name on the signature pages hereto or on the signature page to the Security Agreement Supplement pursuant to which it became a party hereto; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, telecopied, sent by electronic mail or otherwise, be effective when deposited in the mails, telecopied, sent by electronic mail and confirmed in writing, or otherwise delivered (or confirmed by a signed receipt), respectively, addressed as aforesaid; except that notices and other communications to the US Administrative Agent shall not be effective until received by the US Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

25	Chemtura (Revolving Facility) US Security Agreement

Section 26. Continuing Security Interest; Assignments under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations which are not then due and payable; provided that in the case of any such obligations as to which the US Administrative Agent or any US Lender Party has made a claim which has not been satisfied, such obligations have been cash collateralized in an amount sufficient in the reasonable judgment of the US Administrative Agent or such US Lender Party to satisfy such claim), (ii) the termination or expiration of all US Letters of Credit and US Secured Cash Management Agreements (or the date on which all US L/C Obligations shall have been Cash Collateralized and all obligations under US Secured Cash Management Agreements shall have been cash collateralized in a manner reasonably satisfactory to each applicable US Cash Management Bank), and (iii) the termination or expiration of all US Revolving Credit Commitments (including the termination or expiration of the Borrowers’ rights under Section 2.19 of the Credit Agreement) (such latest event, the “Discharge”), (b) be binding upon each US Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the US Administrative Agent hereunder, to the benefit of the US Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any US Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its US Revolving Credit Commitment, the US Revolving Credit Advances owing to it and the Note or Notes, if any, held by it in respect of such US Revolving Credit Advances) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such US Lender Party herein or otherwise, in each case as provided in Section 10.07 of the Credit Agreement.

Section 27. Release; Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any US Grantor in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business), the US Administrative Agent will, at such US Grantor’s expense, execute and deliver to such US Grantor such documents as such US Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default shall have occurred and be continuing, (ii) such US Grantor shall have delivered to the US Administrative Agent, at least two (2) Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the US Administrative Agent and a certificate of such US Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the US Administrative Agent may request and (iii) each US Grantor shall comply with Section 2.07 of the Credit Agreement with respect to any such sale, lease, transfer or other disposition.

(b) Upon the occurrence of the Discharge, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable US Grantor. Upon any such termination, the US Administrative Agent will, at the US Grantors’ expense, execute and deliver to US Grantors such documents as any US Grantor shall reasonably request to evidence such termination.

Section 28. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or by electronic transmission (e.g. “.pdf” or “.tif”) shall be effective as delivery of an original executed counterpart of this Agreement.

26	Chemtura (Revolving Facility) US Security Agreement

Section 29. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 30. Intercreditor Agreement. Reference is made to the Intercreditor Agreement. Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents. In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

Section 31. Amendment and Restatement. This Agreement amends and restates the Existing Security Agreement in its entirety.

27	Chemtura (Revolving Facility) US Security Agreement

IN WITNESS WHEREOF, each US Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

CHEMTURA CORPORATION

By
Name: Stephen C. Forsyth
Title: Executive Vice President and Chief Financial Officer

Address for Notices:	BIO-LAB, INC.
_199 Benson Rd.____________________
_Middlebury, CT 06749_______________
By
Name: Arthur Fullerton
Title: Vice President

Address for Notices:	CROMPTON COLORS INCORPORATED
_199 Benson Rd.____________________
_Middlebury, CT 06749_______________
By
Name: Arthur Fullerton
Title: Vice President

Address for Notices:	GLCC LAUREL, LLC
_199 Benson Rd.____________________
_Middlebury, CT 06749_______________
By
Name: Arthur Fullerton
Title: Secretary

Address for Notices:	GREAT LAKES CHEMICAL CORPORATION
_199 Benson Rd.____________________
_Middlebury, CT 06749_______________
By
Name: Arthur Fullerton
Title: Vice President

[Signature Page]	Chemtura (Revolving Facility) US Security Agreement

Address for Notices:	HOMECARE LABS, INC.
_199 Benson Rd.____________________
_Middlebury, CT 06749_______________
By
Name: Arthur Fullerton
Title: Vice President

Address for Notices:	RECREATIONAL WATER PRODUCTS, INC.
_199 Benson Rd.____________________
_Middlebury, CT 06749_______________
By
Name: Arthur Fullerton
Title: Secretary

[Signature Page]	Chemtura (Revolving Facility) US Security Agreement

Schedule I to the
Security Agreement

INVESTMENT PROPERTY

Part I

Initial Pledged Shares

US Grantor	Issuer	Class of Equity Interest	Par Value	Certificate No(s)	Number of Shares	Percentage of Outstanding Shares

Part II

Initial Pledged Debt

US Grantor	Debt Issuer	Description of Debt	Debt Certificate No(s)	Final Maturity	Outstanding Principal Amount

Part III

Securities Accounts

US Grantor	Type of Account	Name and Address of Bank	Account Number

I-1	Chemtura (Revolving Facility) US Security Agreement

Part IV

Other Investment Property

US Grantor	Issuer	Name of Investment	Certificate No(s)	Amount	Other Identification

I-2	Chemtura (Revolving Facility) US Security Agreement

Schedule II to the
Security Agreement

INITIAL PLEDGED DEPOSIT ACCOUNTS

US Grantor	Type of Account	Name and Address of Bank	Account Number

II-1	Chemtura (Revolving Facility) US Security Agreement

Schedule III to the
Security Agreement

[INTENTIONALLY OMITTED]

III-1	Chemtura (Revolving Facility) US Security Agreement

Schedule IV to the
Security Agreement

INTELLECTUAL PROPERTY

I. Patents

US Grantor	Patent Titles	Country	Patent No.	Application No.	Filing Date	Issue Date

II. Trademarks

US Grantor	Mark	Country	Mark	Reg. No.	Application No.	Filing Date	Reg. Date

III. Trade Names

US Grantor	Names

IV. Copyrights

US Grantor	Title of Work	Country	Title	Reg. No.	Filing Date	Reg. Date

V. IP Agreements

IV-1	Chemtura (Revolving Facility) US Security Agreement

Schedule V to the
Security Agreement

COMMERCIAL TORT CLAIMS

[Describe nature of claim(s)-see Comment 5 to UCC Section 9-108]

V-1	Chemtura (Revolving Facility) US Security Agreement

Schedule VI to the
Security Agreement

LOCATION, CHIEF EXECUTIVE OFFICE, TYPE OF ORGANIZATION,
JURISDICTION OF ORGANIZATION AND ORGANIZATIONAL IDENTIFICATION NUMBER

US Grantor	Location	Chief Executive Office	Type of Organization	Jurisdiction of Organization	Organizational I.D. No.

VI-1	Chemtura (Revolving Facility) US Security Agreement

Schedule VII to the
Security Agreement

CHANGES IN NAME, LOCATION, ETC.

VII-1	Chemtura (Revolving Facility) US Security Agreement

Schedule VIII to the
Security Agreement

[INTENTIONALLY OMITTED]

VIII-1	Chemtura (Revolving Facility) US Security Agreement

Schedule IX to the
Security Agreement

LETTERS OF CREDIT

Beneficiary (US Grantor)	Issuer	Nominated Person (if any)	Account Party	Number	Maximum Available Amount	Date

IX-1	Chemtura (Revolving Facility) US Security Agreement

Exhibit A to the
Security Agreement

FORM OF AMENDED AND RESTATED SECOND LIEN INTELLECTUAL
PROPERTY SECURITY AGREEMENT

This AMENDED AND RESTATED SECOND LIEN INTELLECTUAL PROPERTY SECURITY AGREEMENT dated as of December [ ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”), is made by the Persons listed on the signature pages hereof (collectively, the “US Grantors”) in favor of BANK OF AMERICA, N.A., as US Administrative Agent (the “US Administrative Agent”) for the US Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, Chemtura Corporation, a Delaware corporation (the “Company”) and the Subsidiary Borrowers referred to therein (together with the Company, the “Borrowers”) have entered into a Senior Secured Revolving Facilities Credit Agreement dated as of November 10, 2010 (as amended and restated on December 4, 2013 and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with Bank of America, N.A., as US Administrative Agent, and the Lender Parties and the other agents party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, as a condition precedent to the making of Advances and the issuance of Letters of Credit by the Lender Parties under the Credit Agreement and the entry into Secured Cash Management Agreements by the Cash Management Banks from time to time, each US Grantor has executed and delivered that certain Security Agreement dated as of December 10, 2010 made by the US Grantors to the US Administrative Agent (as amended and restated on December 4, 2013 and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the US Grantors have granted to the US Administrative Agent, for the ratable benefit of the US Secured Parties, a security interest in, among other property, certain intellectual property of the US Grantors, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each US Grantor agrees as follows:

SECTION 1. Grant of Security. Each US Grantor hereby grants to the US Administrative Agent for the ratable benefit of the Secured Parties a security interest in all of such US Grantor’s right, title and interest in and to the following (the “Collateral”):

(i)          all patents and patent applications set forth in Schedule A hereto (the “Patents”);

A-1	Chemtura (Revolving Facility) US Security Agreement

(ii)         all trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in any United States intent-to-use trademark application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability or result in the voiding of such application or any registration that issues from such application under applicable federal law), together, in each case, with the goodwill symbolized thereby (the “Trademarks”);

(iii)        all copyright registrations and applications set forth in Schedule C hereto (the “Copyrights”);

(iv)        all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions and all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such US Grantor accruing thereunder or pertaining thereto;

(v)         any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi)        any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to any of the foregoing.

SECTION 2. Security for Obligations. The grant of a security interest in the Collateral by each US Grantor under this IP Security Agreement secures the payment of all US Obligations of each US Loan Party or Subsidiary of a US Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, the US Secured Cash Management Agreements), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this IP Security Agreement secures, as to each US Grantor, the payment of all amounts that constitute part of the Secured Obligations and that would be owed by any US Loan Party or Subsidiary of a US Loan Party to any US Secured Party under the Loan Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a US Loan Party or Subsidiary of a US Loan Party.

SECTION 3. Recordation. Each US Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

A-2	Chemtura (Revolving Facility) US Security Agreement

SECTION 4. Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5. Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each US Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the US Administrative Agent with respect to the Collateral are more fully set forth in the Security Agreement. In the event of a conflict between the provisions of this IP Security Agreement and the provisions of the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 6. Governing Law. This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 7. Intercreditor Agreement. Reference is made to the Intercreditor Agreement. Notwithstanding any other provision contained herein, this IP Security Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this IP Security Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

A-3	Chemtura (Revolving Facility) US Security Agreement

IN WITNESS WHEREOF, each US Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

CHEMTURA CORPORATION

By
Name:
Title:

[NAME OF US GRANTOR]

By
Name:
Title:

[NAME OF US GRANTOR]

By
Name:
Title:

A-4	Chemtura (Revolving Facility) US Security Agreement

Exhibit B to the
Security Agreement

FORM OF SECOND LIEN INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT

This SECOND LIEN INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT (this “IP Security Agreement Supplement”) dated as of __________, 201_, is made by the Person listed on the signature page hereof (the “US Grantor”) in favor of Bank of America, N.A., as US Administrative Agent (the “US Administrative Agent”) for the US Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, Chemtura Corporation, a Delaware corporation (the “Company”) and the Subsidiary Borrowers referred to therein (together with the Company, the “Borrowers”) have entered into a Senior Secured Revolving Facilities Credit Agreement dated as of November 10, 2010 (as amended and restated on December 4, 2013 and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with Bank of America, N.A., as US administrative agent, and the Lender Parties and the other agents party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, pursuant to the Credit Agreement, the US Grantor and certain other Persons have executed and delivered that certain Security Agreement dated November 10, 2010 made by the US Grantor and such other Persons to the US Administrative Agent (as amended and restated on December 4, 2013 and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) and that certain Amended and Restated Second Lien Intellectual Property Security Agreement dated as of December [ ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the US Grantor has granted to the US Administrative Agent, for the ratable benefit of the US Secured Parties, a security interest in the Additional Collateral (as defined in Section 1 below) of the US Grantor and has agreed as a condition thereof to execute this IP Security Agreement Supplement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the US Grantor agrees as follows:

SECTION 1. Grant of Security. Each US Grantor hereby grants to the US Administrative Agent, for the ratable benefit of the US Secured Parties, a security interest in all of such US Grantor’s right, title and interest in and to the following (the “Additional Collateral”):

(i)          all patents and patent applications set forth in Schedule A hereto (the “Patents”);

B-1	Chemtura (Revolving Facility) US Security Agreement

(ii)         all trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in any United States intent-to-use trademark application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability or result in the voiding of such application or any registration that issues from such application under applicable federal law), together, in each case, with the goodwill symbolized thereby (the “Trademarks”);

(iii)        all copyright registrations and applications set forth in Schedule C hereto (the “Copyrights”);

(iv)        all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, and all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such US Grantor accruing thereunder or pertaining thereto;

(v)         all any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi)        any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing or arising from any of the foregoing.

SECTION 2. Security for Obligations. The grant of a security interest in the Additional Collateral by the US Grantor under this IP Security Agreement Supplement secures the payment of all US Obligations of each US Loan Party and Subsidiary of a US Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, the US Secured Cash Management Agreements), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this IP Security Agreement Supplement and the IP Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations and that would be owed by a US Loan Party or Subsidiary of a US Loan Party to any US Secured Party under the Loan Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a US Loan Party or Subsidiary of a US Loan Party.

SECTION 3. Recordation. The US Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer to record this IP Security Agreement Supplement.

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SECTION 4. Grants, Rights and Remedies. This IP Security Agreement Supplement has been entered into in conjunction with the provisions of the Security Agreement. The US Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the US Administrative Agent with respect to the Additional Collateral are more fully set forth in the Security Agreement. In the event of a conflict between the provisions of this IP Security Agreement Supplement and the provisions of the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 5. Governing Law. This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 6. Intercreditor Agreement. Reference is made to the Intercreditor Agreement. Notwithstanding any other provision contained herein, this IP Security Agreement Supplement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this IP Security Agreement Supplement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

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IN WITNESS WHEREOF, the US Grantor has caused this IP Security Agreement Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME OF US GRANTOR]

By
Name:
Title:

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Exhibit C to the
Security Agreement

FORM OF SECURITY AGREEMENT SUPPLEMENT

[Date of Security Agreement Supplement]

Bank of America, N.A., as the US Administrative Agent for
the US Secured Parties referred to in the
Credit Agreement referred to below
__________
__________
Attn: __________

Ladies and Gentlemen:

Reference is made to (i) the Senior Secured Revolving Facilities Credit Agreement dated as of November 10, 2010 (as amended and restated on December 4, 2013 and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Chemtura Corporation, a Delaware corporation (the “Company”) and the Subsidiary Borrowers referred to therein (together with the Company, the “Borrowers”), the Lender Parties and the other Agents party thereto, and Bank of America, N.A., as US administrative agent (together with any successor administrative agent appointed pursuant to Article VII of the Credit Agreement, the “US Administrative Agent”), and (ii) the Security Agreement dated as of November 10, 2010 (as amended and restated on December 4, 2013 and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) made by the US Grantors from time to time party thereto in favor of the US Administrative Agent for the US Secured Parties. Terms defined in the Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement.

SECTION 1. Grant of Security. The undersigned hereby grants to the US Administrative Agent, for the ratable benefit of the US Secured Parties, a security interest in all of its right, title and interest in and to the following, in each case whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising (collectively, the undersigned’s “Collateral”): all Equipment, Inventory, General Intangibles, Goods, Receivables, Related Contracts, Security Collateral (including, without limitation, the shares of stock and other Equity Interests set forth on Part I of Schedule I hereto, the indebtedness set forth on Part II of Schedule I hereto and the securities accounts set forth on Part III of Schedule I hereto and deposit accounts set forth on Schedule II hereto), Account Collateral, Intellectual Property Collateral, Commercial Tort Claims Collateral (including, without limitation, the commercial tort claims described in Schedule V hereto), all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of the undersigned pertaining to any of the undersigned’s Collateral, and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the undersigned’s Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in this Section 1) and, to the extent not otherwise included, all (A) payments under insurance otherwise payable to the US Administrative Agent based on the terms hereof and the Credit Agreement, or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.

C-1	Chemtura (Revolving Facility) US Security Agreement

SECTION 2. Security for Obligations. The grant of a security interest in, the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all US Obligations of each US Loan Party or Subsidiary of a US Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, the US Secured Cash Management Agreements), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this Security Agreement Supplement and the Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations and that would be owed by a US Loan Party or Subsidiary of a US Loan Party to any US Secured Party under the Loan Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a US Loan Party or Subsidiary of a US Loan Party.

SECTION 3. Representations and Warranties. (a) The undersigned’s exact legal name, location, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule VI hereto. Within the five years preceding the date hereof, the undersigned has not changed its name, location, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule VI hereto except as set forth in Schedule VII hereto.

(b) The undersigned is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule IX hereto.

(c) The undersigned hereby makes each other representation and warranty set forth in Section 8 of the Security Agreement with respect to itself and the Collateral granted by it.

SECTION 4. Obligations Under the Security Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as a US Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other US Grantors. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional US Grantor” or a “US Grantor” shall also mean and be a reference to the undersigned, that each reference to the “Collateral” or any part thereof shall also mean and be a reference to the undersigned’s Collateral or part thereof, as the case may be, and that each reference in the Security Agreement to a Schedule shall also mean and be a reference to the schedules attached hereto.

C-2	Chemtura (Revolving Facility) US Security Agreement

SECTION 5. Governing Law. This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 6. Intercreditor Agreement. Reference is made to the Intercreditor Agreement. Notwithstanding any other provision contained herein, this Security Agreement Supplement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Security Agreement Supplement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

Very truly yours,

[NAME OF ADDITIONAL US GRANTOR]

By
Title:

Address for notices:

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